Exhibit 11.1.

Group Directive

18/2007.

of the Chief Executive Officer of Magyar Telekom Telecommunications Public Limited Company

on the Issuance of Magyar Telekom Group Code of Business Conduct and Ethics

Prepared by: Compliance Department

Access path: Gemini/Dokinfo/vig-igut/1_vigut/Eng/2007

The personnel scope of this Group Directive covers Magyar Telekom Nyrt. and those member companies of Magyar Telekom Nyrt. having their headquarters either in Hungary or abroad in which Magyar Telekom Nyrt. has a direct or indirect majority control.

I issue the Magyar Telekom Group Code of Business Conduct and Ethics as Annex of this Group Directive on the date of its effectiveness.

This Group Directive shall be effective on the date of its issuance and at the same time the CEO Group Directives 18/2004 (Publication of the Code of Ethics of the Matáv Group) and 6/2005 (Procedures for treatments of complaints/comments regarding accounting matters) are no longer in effect.

I authorize the Chief Financial Officer to take the necessary measures with the contribution of the Group Legal Services Branch to ensure that this Group Directive becomes effective at all foreign member companies which are subject to this Group Directive.

Budapest, March 22, 2007

Christopher Mattheisen

Chairman – Chief Executive Officer

Annex: Magyar Telekom Group Code of Business Conduct and Ethics

Annex of the Group Directive 18/2007.

of the Chief Executive Officer

Magyar Telekom Group

Code of Business Conduct and Ethics

Table of Contents

A Message from the Chairman and Chief Executive Officer	5

Introduction	6

Personnel Scope	7

Tone from the Top	7

Asking for Guidance and Voicing Concerns	7

Compliance with Laws and Regulations	8

Competition Laws	9

Anticorruption Laws	9

Import-Export Laws	9

Antifraud Laws	10

Securities Laws and Insider Trading	10

External Perception of the Magyar Telekom Group	11

Reputation of the Magyar Telekom Group	11

Social Charter	11

Diversity Policy	11

Conduct with Customers and Business Partners	11

Gifts and Entertainment	13

Conduct with Competitors	14

Press, External Publications	14

Political and Other Activities	14

Donations	15

Employee Attitude Towards the Company	15

Security Code on the Security of Business Information	15

Protection of the Physical and Intellectual Assets, Security, Confidentiality	15

Conflict of Interest	17

Corporate Opportunities for Personal Purposes	18

Loans to Executives	19

Use of Drugs and Alcohol	19

Conduct with Fellow Employees	19

Cooperation	19

Data Protection	20

Internal Communication	21

Accuracy of Company Records	21

Document Management	22

Administration of the Code	22

Reporting System	23

Investigation	24

Disciplinary Measures	24

Waiver	25

Updating the Corporate Compliance Program	25

Helpful Contact Information	25

Clause	25

Annex A – Frequently Asked Questions	27

Annex B – Procedures for Investigating Complaints and Violations of Magyar Telekom Group Policies, Codes and Directives	28

Annex C – Procedures for the Treatment of Complaints and Comments Regarding Accounting, Financial and Auditing Matters	34

Annex D – Employee Confirmation Certificate	38

A Message from the Chief Executive Officer

To all officers and employees:

At the core of the Magyar Telekom Group’s business is a commitment to the highest ethical principles and standards, and we are proud to place honesty and integrity above all else.  Upholding these commitments is essential to our continued business success and corporate sustainability.

It is in this spirit that I present you with our Code of Business Conduct and Ethics (“Code”).  The law and the ethical principles and standards that underlie this Code must guide our actions.  We recognize the Code is broad; its guidelines are not intended to be a complete listing of detailed instructions for every conceivable situation.  Instead, it is intended to help you develop a working knowledge of the laws and regulations that affect your job, your day-to-day interactions with clients, other employees, and the general public.

This Code was developed to complement the Code of Conduct applicable to every member of the Deutsche Telekom Group, which includes the Magyar Telekom Group. The Deutsche Telekom Group Code of Conduct is based on T-Spirit and applies to both the corporate and personal conduct at Deutsche Telekom Group.

It is extraordinarily important that the Magyar Telekom Group, and all of its employees, officers demonstrate compliance with all applicable legal requirements and rules, including this Code.  Only through our continued actions and behavior consistent with the highest ethical standards can we expect to build and maintain the public’s trust and our success.  The Code applies to every business transaction we may contemplate, every professional relationship we have, and to any business or individual acting on the Magyar Telekom Group’s behalf.

Adhering to this Code is essential.  I have personally studied the Code, and I encourage you to do the same.  I have also signed a statement confirming that I have read this Code thoroughly, and I expect you to do the same by signing the confirmation form that appears on the final page.  Also, please know that I am always available to anyone who has a concern about the practices of the Magyar Telekom Group, or of those with whom we conduct business.  We have also appointed a Group Compliance Director whose job it is to monitor policies and procedures and training programs in place to ensure compliance.  The Group Compliance Director is available to receive reports of suspected misconduct and to answer questions about compliance matters.

Ultimately, we all must strive to protect and build our most valuable asset - our reputation. Adhering to the principles and standards contained in this Code is the starting point for protecting and enhancing that reputation.  Please read it, understand it, and live by it.  Remind yourself that these policies and practices are the foundation to make the Magyar Telekom Group successful, today and into the future. We appreciate your commitment!

Christopher Mattheisen

Chairman of the Board and Chief Executive Officer

Introduction

One of the essential components of the outstanding success, recognition and prestige of the Magyar Telekom Group (the “company” or the “Group”) in Central-Eastern Europe is the human factor: the work of highly skilled and committed staff, the existence of a customer-focused company culture and the ability to adapt to the incessant changes of our environment.

Magyar Telekom Group employees contribute to our long-term successes not only by their skills and performance, but also through their commitment to the corporate brand and through winning customers’ positive appreciation.  This commitment requires ethical conduct that reflects and reinforces our outstanding prestige inside and outside the company.

The Code of Business Conduct and Ethics of the Magyar Telekom Group – which you are holding in your hands – sums up those exemplary attitudes and ethical principles which each and every employee and officer has to follow, regardless of the number of years they have spent working for the Group, their job position or other conditions of employment. Thus, the provisions laid down in the Code of Business Conduct and Ethics apply to every employee, officer, consultant and other agent of the Magyar Telekom Group. Our conduct must never compromise the interests of the Magyar Telekom Group.

In addition to those employed by the Magyar Telekom Group, the provisions of the Code of Business Conduct and Ethics apply to all of our colleagues who carry out work at the Magyar Telekom Group based on other forms of legal relationships.

In general, to act in an ethical manner means shaping our attitude and relations with our colleagues and superiors

•                  in observance of all applicable laws and internal regulations,

•                  in harmony with the fundamental interests and goals of the Magyar Telekom Group, and

•                  in compliance with the principles specified in the mission of our respective member company,

with special regard to communications with

•                  each other and the Group,

•                  our customers and business partners,

•                  our suppliers and competitors,

•                  the investment community,

•                  government authorities and

•                  the media.

The Code of Business Conduct and Ethics does not specify particular rules for each and every situation occurring in everyday life (although later on we may learn about special ethical matters which, as such, need to be discussed in detail). In situations not fully addressed by this Code of Business Conduct and Ethics , the principles on which this Code is based still apply.

Employees are the foundation of the Magyar Telekom Group’s reputation, integrity, trust and honesty.  It is in our common interest to work in accordance with jointly accepted principles. When we see ethical criteria being violated, we act: we advise our colleagues about the right behavior.

Personnel Scope

This Code applies to all bodies, organizations, board members, and employees of the Magyar Telekom Group, as well as consultants, agents, representatives, suppliers and other business partners of the Magyar Telekom Group.  Everyone in the Magyar Telekom Group is required to review, understand and comply with all internal rules and regulations of the Magyar Telekom Group, including the provisions of this Code.  Further, all employees who come into contact with consultants, agents, representatives, customers, suppliers and other business partners of the Magyar Telekom Group are required to ensure that such persons possess the most recent edition of this Code and such persons commit to reading, understanding and complying with all provisions of this Code with respect to their work for the Magyar Telekom Group.

Tone From the Top

Supervisors have a heightened responsibility to maintain an open, honest, ethical environment at the Magyar Telekom Group.  All supervisors are responsible for ensuring that their employees read, review and fully understand not only the Code, but also the principles on which the Code is based.  Further, supervisors must communicate to each employee his or her responsibility in detecting, preventing and reporting breaches of the Magyar Telekom Group compliance regime.  Supervisors must also ensure that all employees are comfortable raising any and all concerns, questions and comments without fear of reprisal.

Asking for Guidance and Voicing Concerns

Situations that involve ethics, values and violations of certain laws are often very complex and very fact specific.  No single code of conduct can cover every business situation that you will encounter.  Some situations will be unique and may be initiated by a contact outside of the Magyar Telekom Group; it is impossible to cover the entire range of those situations within this Code.  The foundation of our Compliance Program is: when in doubt, ask.  If you do not understand a provision of this Code, are confused as to what actions you should or should not take in a given situation, or wish to report a suspected or actual violation of law, regulation, contract, or this Code, you should use the resources available to you:

•                  Your immediate or indirect superiors,

•                  Contacts named by the organizational units,

•                  In the case of complaints/reports regarding accounting issues, the head of the Internal Audit Branch,

•                  Group Compliance Director, and/or

•                  Magyar Telekom Ethicsline

The Magyar Telekom Ethicsline has been established for any employee to call with questions about compliance or to report a violation or suspected violation of company policy. The Ethicsline is available 24 hours a day, 7 days a week. Employees calling the Magyar Telekom Ethicsline have the option of providing their identification or remaining anonymous.  Employees may also submit questions and reports via email at mukodesikodex@telekom.hu.

Employees should feel secure and confident in knowing that every effort will be made to ensure the confidentiality of the compliance process and that the reporting employee’s identity or the fact that a report has been made will be kept confidential to the extent possible while allowing an investigation to proceed.

There are only a few, rare situations that cannot be resolved if you discuss or report them in an open and honest manner within the company.  The best way to prevent violations of this Code is to discuss all questions or concerns you may have before any potentially unethical action, decision, or transaction is contemplated or completed.  The Magyar Telekom Group is committed to the highest ethical principles for doing business, and through this Code and the Corporate Compliance Program we expect these principles to resonate with every individual in our organization.

Employees can report such violations without fear of retribution or retaliation.  Any employee who threatens, retaliates against or harasses any person who has reported a compliance concern shall be subject to adverse legal consequences due to breaching employment-related duties, including the possibility of termination.

A more comprehensive description of Magyar Telekom Group’s Corporate Compliance Program, including the process for reporting violations of the Code may be found in the section, “Administration of the Code.”  All employees are encouraged to review the procedures for investigating complaints and violations of Magyar Telekom Group policies, codes and directives, which is attached to this Code as Annex B.  Further, all employees are required to review, understand and comply with the procedures for the treatment of complaints and comments regarding accounting, financial and auditing matters, which is attached to this Code as Annex C.

Compliance with Laws and Regulations

First and foremost, our policy is to behave in an ethical manner and comply with all laws, rules and government regulations that apply to our business.  Although we address several important legal topics in this Code, we cannot anticipate every possible situation or cover every topic in detail.  It is your responsibility to know and follow all of the requirements imposed on the company and its employees, and to conduct yourself in an ethical manner.  It is also your responsibility to report any suspected or actual violations of law, the rules or this Code.  You may report such violations by following the compliance procedures contained in the sections of this Code entitled “Asking for Guidance and Voicing Concerns” and “Administration of the Code.”  In any situation not governed by statute or regulations, or where the rules are ambiguous or conflicting, the affairs of the Magyar Telekom Group will be conducted in accordance with the highest standards of business practice and our commitment to our customers, employees, stockholders, and the general public.

Competition Laws

As a market leader, we may sometimes have a special responsibility to comply with competition law regulations (e.g. prohibition of the abuse of the significant market power, prohibition of discrimination etc.).

Competition law violations may carry serious penalties for yourself and the company. The enforcement agencies are both multinational, such as the European Commission, and national. Most European countries have their own competition laws, so our international operations may also be subject to competition laws of these countries. Whenever any question arises as to application of competition laws, you should consult with the Legal Services Branch.

Anticorruption Laws

Conducting business with governments or government-owned operations is not the same as conducting business with private parties.  What may be considered an acceptable practice in the private business sector is often improper or illegal when dealing with government officials. “Government officials” include employees of any government or government operation anywhere in the world, even low-ranking employees or employees of government-controlled entities, as well as political parties and candidates for political office.

If you are involved in transactions with government officials, you must comply with the U.S. Foreign Corrupt Practices Act, the Organization for Economic Cooperation and Development (“OECD”) anti-bribery convention, and any applicable laws of the country with which you are involved, including corresponding provisions of Hungary’s Criminal Code. These laws and regulations make it illegal to pay, or promise to pay, money or anything of value to government officials for the purpose of directly or indirectly obtaining or retaining business.  This ban on illegal payments and bribes also applies to agents or intermediaries who use funds for prohibited purposes.

The company prohibits the payment of any bribe and will allow certain payments only where necessary and legal.  Therefore, you must have written approval from our Group Compliance Director before making any payment or gift to a government official.

If you deal with any government officials, in Hungary or in any foreign country, you are required to review, understand and comply with the Magyar Telekom Group Directive on compliance with anti-corruption laws and the U.S. Foreign Corrupt Practices Act, which may be accessed at Gemini/Dokinfo/vig-igut/1_vigut/Eng/2007.

Import-Export Laws

The Magyar Telekom Group is committed to complying fully with all applicable laws governing imports, exports and the conduct of business with non-Hungarian entities.  These laws contain limitations on the types of products that may be imported, the manner of importation, and the export of certain products.  These laws also prohibit us from participating in unsanctioned boycotts and transacting business with certain countries, groups and individuals, in addition to requiring us to comply with United States economic sanctions and trade embargoes.

You are required to familiarize yourself with all laws and regulations relevant to your position, as well as all our related written directives on these laws and regulations, including the Magyar Telekom Group Directive on compliance with U.S. sanctions and export control laws, which may be accessed at Gemini/Dokinfo/vig-igut/1_vigut/Eng/2007.

Antifraud Laws

Fraud, corruption and other forms of crime and other deliberate misconduct are not acceptable and must be punished in a consistent manner.  Fraud refers to intentional acts of deception committed to secure gain.  Fraud can take many forms and can include violations of civil and criminal laws, regulations and company policy. Fraud committed by employees or entities working for the company can cause significant financial and reputational damage to the company and such conduct will not be tolerated.

The Anti-Fraud Management Program of the Magyar Telekom Group contains anti-fraud measures and controls that minimize the risk of fraud and simultaneously ensures compliance with these requirements in an annually organized external auditors’ assessment.

The cooperation of everyone is required for the successful defense against the risks posed by fraud. All employees are expected to make a personal contribution to ensuring that cases of fraud can be averted, detected and pursued in order to protect the tangible and intangible assets of the Magyar Telekom Group, including its public reputation.  Employees who possess service or personal information that suggests the suspicion of fraud are obliged to report such case without delay to the company.

You are required to comply with all provisions set out in the Magyar Telekom Group Directive on the Introduction of Anti Fraud Policy, which may be accessed at Gemini/Dokinfo/vig-igut/1_vigut/Eng/2007.

Securities Laws and Insider Trading

Because the Magyar Telekom Group is a public company in Hungary and in the United States, we are subject to a number of laws concerning the purchase and sale of our stock and other publicly traded securities.  By virtue of your position with the company, you may become aware of material nonpublic information, also known as “inside information,” about our company, business, affairs, and prospects.  You may not buy or sell stock (including by exercise of stock options) or any other security (including, for example, debentures, warrants, puts, calls or stock appreciation rights) on the basis of material nonpublic information. Nor may you disclose such information in order to allow others to engage in transactions in our stock or other securities.  The improper use of material nonpublic information is known as insider trading.  Insider trading is both a criminal and a civil offense and is strictly prohibited by Hungarian, United States and other countries’ securities laws, as well as this Code.

If you have any questions concerning transactions in company stock or securities, the securities laws or our policies with regard to those laws, or regarding the correct ethical and legal action to take in a situation involving material nonpublic information, please contact your immediate supervisor or our Group Compliance Director.

All employees must strictly observe and comply with the laws, rules and regulations that govern our conduct, including the insider trading laws of Hungary, the United States and any other countries in which we operate, as well as internal policies of the Magyar Telekom Group, including the Magyar Telekom Group Directive on the implementation of the legal requirements of prohibiting insider trading and market manipulation, which may be accessed at Gemini/Dokinfo/vig-igut/1_vigut/Eng/2007.

External Perception of the Magyar Telekom Group

Reputation of the Magyar Telekom Group

The reputation of the Magyar Telekom Group is one of our most prized and important assets. It derives from the way we all conduct ourselves, and rests on genuine merits. The polished conduct of our employees draws recognition from the business world, our industry peers, and the public at large. We must always pursue our activities in a manner commensurate with the trust we have earned. Therefore, everything we do as employees of the Magyar Telekom Group and in the name and on behalf of the Magyar Telekom Group must meet or exceed our standard of ethical conduct.

Social Charter

The social standards to be followed by every employee of Magyar Telekom Group are defined by the Deutsche Telekom Group Social Charter.  The Social Charter is a voluntary commitment by Deutsche Telekom Group to comply with minimum social standards and defines fundamental principals for labor relations and employment conditions. The Social Charter is based upon the values of the United National Global Compact and internationally recognized standards and guidelines of the International Labor Organization and the OECD.

Diversity Policy

Individual diversity and an appreciative basic attitude are keys to our success. For the benefit of our company, we acknowledge, appreciate and incorporate the characteristics of all our individual stakeholders, in accordance with our corporate policy, corporate values and our brand. In an internationalized and globalized world, we encourage and demand personal and cultural diversity for a higher quality in our personal and professional lives.

Conduct with Customers and Business Partners

Customers shape the image of the Magyar Telekom Group. Consequently, the entire organization’s culture must focus on the customer.  This applies to all of us, not only to those employees who are in direct contact with the customers.  Each and every employee must be committed to providing high-quality service.  Each of us has to make every effort to serve the customers quickly and at a high standard, so as to make them as satisfied as possible and so that, parallel with this, the performance of the company shall continue to improve.

Magyar Telekom Group prides itself on its reputation as a trustworthy and ethical member of our community and our industry.  We are committed to maintaining the highest levels of integrity and fairness within our company.  You must conduct business honestly and fairly and not take unfair advantage of anyone through any misrepresentations, manipulation, concealment, abuse of privileged information, fraud or other unfair business practice.

Members of the Magyar Telekom Group must establish and maintain partnership with our customers on the basis of mutual advantages, so as to maximize customer satisfaction and the efficiency of the Group. To achieve this, everyone has to know and understand the strategy and the long- and the short-term objectives of our company.

We must always keep in mind that every person with whom the Magyar Telekom Group enters into business or other relationship has the right to expect unbiased, correct, fair and polite treatment from us.

It is essential for all of us to adopt and consistently display the attitude that “the company is for the customers” even when (and especially when) it is difficult.

We should never promise more than we can deliver. We should keep our word and be reliable and trustworthy.

When serving the customers, we must show flexibility, tact and reasonable judgment. When fulfilling the requests of our customers and answering questions concerning bills or services, we have to strive for the perfect satisfaction of the customers.

We always must be patient, polite and friendly with the customers. We have to listen to their requests attentively and – knowing the services of our company – find the most appropriate solution for them.

When handling the remarks of our customers we have to make every effort to turn an unsatisfied customer into a satisfied customer. If anyone at the company receives a complaint, he should refer it to the competent customer service personnel. We must respond to complaints and any grievances not with excuses but with facts and solutions. We must try to answer and close every comment or complaint as quickly as possible and in a manner satisfactory for the customer.

It may happen that we maintain both vendor and customer relationships with a particular business partner. In such cases, we must make a point of separating the two types of relationships. We may not make it a condition of our purchases that the other party buy our services or products in return.

Not every employee comes into direct contact with our customers. We must nonetheless do our work in a way that contributes to increasing the satisfaction of the customers. One of the best ways to achieve this is to work to the maximum satisfaction of the employees within the Magyar Telekom Group – in other words, the internal customers.  By doing so, we promote the work aimed at increasing the satisfaction of our external customers.

We must steadily increase the standard of our services and think about how we can best satisfy the changing requirements of the customers. We have to be flexible and find the most efficient tools and methods of solving the problems.

It is not only a legal but also a moral requirement that we do not misuse in any way the information obtained about the transactions and personal data of the customers on account of their relationship with us. We must not release such information to unauthorized persons either within or outside the Group.

As employees, we influence the image of the Magyar Telekom Group with our appearance and attire. When meeting customers, business partners or even fellow colleagues, we must try to dress cleanly, neatly and with due professionalism.

If the company provides a uniform for work, we must keep it tidy and well groomed.

Gifts and Entertainment

We are dedicated to treating all persons and firms with whom we do business fairly and impartially.  Therefore, our employees must not give or receive gifts, entertainment or gratuities that could influence or be perceived to influence business decisions. Misunderstandings can usually be avoided by conduct that makes clear that the Magyar Telekom Group conducts business on an ethical basis and will not seek or grant special considerations.

Under no circumstances can any bribe, kickback, or illegal payment or gift, including, but not limited to, cash and cash equivalents be made.

You may accept novelty or promotional items, modest gifts related to commonly recognized occasions, such as a promotion, holiday, wedding or retirement, and invitations to sporting/entertainment activities or meals if:

•                  infrequent,

•                  unsolicited,

•                  public disclosure of the gift/invitation/meal would not embarrass the Magyar Telekom Group or the individuals involved, and

•                  the value is reasonable and not lavish, if it is a gift, an invitation to a sporting/entertainment activity or a meal

•                  and the direct superior is informed on it.

Gifts to and from government officials are highly regulated and often prohibited by law.  The provision or receipt of such gifts may subject the employee and the company to significant legal liability.  As discussed in the section above entitled Anticorruption Laws, all employees and agents of Magyar Telekom Group must abide by the regulations imposed by the Magyar Telekom Group Foreign Corrupt Practices Act Policy with respect to the offer and acceptance of gifts to and from government officials.

If you are not sure whether a specific gift, meal or invitation to a sporting/entertainment activity is permissible, contact your immediate supervisor, the Group Compliance Director, or the Magyar Telekom Ethicsline.

Conduct with Competitors

It is an integral part of our business policy that when selling our services, we stress their advantages and not the weaknesses of similar services offered by our competitors. We may not use inaccurate comparison either in our advertisements or in promoting our services by other means in order to win customers.

There is stiff competition in the market for customers. One of the resources that helps us excel in this environment is efficient business intelligence. It is an essential ethical imperative that we only obtain information on the competitors through fair and legally accessible channels. We will not take unfair advantage of anyone through unethical behavior.

Press, External Publications

Due to the size of the Magyar Telekom Group, the role it plays in the region and the strategic importance of the industry, the Magyar Telekom Group and its activities command public interest. As a consequence, the information published in the press and other media about the Magyar Telekom Group and its member companies is of utmost importance.

Each and every publication about the member companies (press articles, programs, interviews, especially if the Group is specifically mentioned in them), must be reviewed and approved by the competent organization. As a public company, the Magyar Telekom Group is required to disclose certain information to government authorities such as the Hungarian Financial Supervisory Authority and United States Securities and Exchange Commission, as well as to the public.  We provide, in reports and documents that we file with or submit to such authorities and in other public communications, information that is full, fair, accurate, complete, objective, timely and understandable in all material respects.

If you are asked to provide information about the Magyar Telekom Group or its business activities, you are requested to refer the requesting party to the Investor Relations Branch.  Inquiries about former employees, such as reference requests, should be referred to the Human Resources Branch. Do not attempt to answer these questions yourself. Be sure to advise your immediate supervisor of the request.

Political and Other Activities

The Magyar Telekom Group respects the employees’ right to privacy, religious and political views and does not influence these in any way.

Thus every employee is free to be involved in any legally established and operated public or political organization. However, employees’ activities and statements associated with such organizations may not violate the ethical principles of the Magyar Telekom Group and may not erode the favorable judgment of the Group.  Therefore, each employee must clearly express that he or she participates in such activities or makes such statements as a private person and not as an employee of the Magyar Telekom Group.

However, we may not use our place of work as a site for such activities and may not use the assets of the Magyar Telekom Group to support such activities.

It follows from the above that we, too, have to respect the right of our colleagues to privacy, to religious and political views and have to refrain from influencing them by any means.

The Magyar Telekom Group may not financially or morally support political parties, political organizations or their representatives.

Donations

Magyar Telekom Group promotes education, sciences, the arts and cultural and social affairs, sports and environmental protection through sponsorships and in-kind donations. All donations must comply with applicable law. No donations are made to individuals, private accounts or organizations that could prove to be detrimental to the reputation of the Magyar Telekom Group.

Employee Attitude Towards the Company

Security Code on the Security of Business Information

The Magyar Telekom Group Security Code on the Security of Business Information defines the rules of safe activity in compliance with company interests with respect to the protection of business information.  The Security Code applies to IT security, the protection of business information and personal data, and the proper handling of classified data.  All employees are required to comply with all of the provisions of the Group Security Code, which has been enacted through the Group Directive on issuance of the Group Security Code on the Security of Business Information (no. 31/2005) and Annex, which may be found at Gemini/Dokinfo/vig-igut/1_vigut/Eng/2005.

Protection of the Physical and Intellectual Assets, Security, Confidentiality

The Magyar Telekom Group commands assets of great value, which comprise the physical assets of the member companies (office equipment, tools, building equipment and accessories, vehicles, etc.), their high-standard and versatile services, as well as “know-how” type of information with market value which constitutes the intellectual property of the Group. The latter comprises the intellectual products created by the employees of the Group while performing their work, the knowledge and experience acquired by them, as well as the confidential information handled by them in connection with their job.

Magyar Telekom Group assets and funds may be used only for business purposes and may never be used for illegal purposes.  We understand that the occasional personal phone call or email at work is inevitable and such activity does not represent a violation of this Code as long as it is not repetitive, does not interfere with your daily work, and does not involve any illegal or nefarious purpose. Incidental personal use of telephones, fax machines, copy machines, personal computers, e-mail and similar equipment is generally allowed if it is occasional, there is no significant added cost to the company, it does not interfere with your work responsibilities and is not related to illegal or improper activity or outside business and it will not harm the Group’s reputation.  If you become aware of theft, waste or misuse of our assets or funds or have any questions about your proper use of them, you should speak immediately with your immediate supervisor, the Group Compliance Director or call the Magyar Telekom Ethicsline.

Employees must handle and use all Magyar Telekom Group assets, information and knowledge with the care that can be generally expected from an employee. In particular, we may not cause damage to any Magyar Telekom Group property and we may not release them to third parties without appropriate authorization from a superior.

Employees are prohibited from reproducing software assets licensed by the Magyar Telekom Group, using illegally obtained software, or distributing the original software or unauthorized copies of software which the company does not own or possess the applicable license.

In the information society (participation in the construction of which is one of the cornerstones of the mission of the Magyar Telekom Group), great emphasis is laid on intangible assets, that is knowledge, know-how and information. Protection of  the Magyar Telekom Group’s intellectual property — including its patents, trade secrets, copyrights, trademarks, scientific and technical knowledge, know-how, and the experience developed in the course of the company’s activities — is essential to maintaining the company’s competitive advantage. You are expected to establish, protect, maintain, and defend the Magyar Telekom Group’s rights in all commercially significant intellectual property and to use those rights in a responsible way.  In addition to protecting the Magyar Telekom Group’s intellectual property rights, you must respect the valid intellectual property rights of others.  Unauthorized use of the intellectual property rights of others may expose the company to civil lawsuits and damages. Theft and misappropriation of intellectual property may result in significant fines and criminal penalties for the company and the offending employee.

Some of us may come into possession of confidential information that can only be revealed to those colleagues who need it for their work. We must act with utmost care when working with confidential information: it must not, by any means, get into the hands of unauthorized persons. We must not speak about details of such information, not even to family members or friends, because our family members or friends are not able to judge the level of importance or confidentiality of a piece of information for the Magyar Telekom Group. The following is a non-exclusive list of confidential information:

•                  Historical or projected financial results, earnings, losses, liquidity, and other similar financial information.

•                  Possible action related to our stock, such as a dividend declaration, increase, or decrease, stock split, or anticipated public or private offerings of Magyar Telekom Group securities.

•                  Evaluations or considerations of an acquisition candidate, business unit divestiture, joint venture, tender offer, or restructuring activity, including the fact that discussions or negotiations are in progress, or that such a transaction is being undertaken.

•                  News of significant changes in products or services, the gain or loss of a significant customer or supplier, and other major marketing changes.

•                  Significant product developments, defects or modifications.

•                  Changes in management or control.

•                  Personal data of colleagues.

•                  Any significant actual or threatened litigation, dispute, or government investigation.

•                  Trade secrets and proprietary information, including but not limited to any business or technical information, such as customer lists, technical presentations, computer program source codes, research programs, and information that is valuable because it is not generally known.

•                  Any invention or process developed by an employee using Magyar Telekom Group facilities or trade secret information resulting from any work for the Magyar Telekom Group, or relating to Magyar Telekom Group business.

We all have to maintain confidential information in confidence even after the termination of our employment. This means that we may not speak freely about any known details after we have changed employment. Upon termination of our employment we have to return every confidential or Magyar Telekom Group-specific document — in any form, including paper-based and electronic — to the company.

We must all be sensitive to the impact of comments made over the Internet through public forums such as chat rooms and bulletin boards.  In such forums, you may not post any information about the Magyar Telekom Group, including comments about our products or services, stock performance, operational strategies, financial results, customers or competitors, even in response to a false statement or question.  This applies whether you are at work or away from the office. Caution is the best policy, and one that the Magyar Telekom Group endorses as part of its ethics in information technology.

Conflict of Interest

The fact that we have entered into the employment of the Magyar Telekom Group means that we agreed to work for the pursuit of the business interests and the successful operation of the company commensurate with our job positions.  We must also perform all our other activities in such a way so as not to conflict with the interests of the Magyar Telekom Group.

We therefore avoid conflict of interests in personal and professional relationships with the interests of the company. Such conflict arises when our private interests interferes in any way – or even appears to interfere – with the interests of the company as a whole. A conflict situation can also arise when an employee or officer takes actions or has interests that may make it difficult to perform his or her work objectively or effectively.

Although it is not possible to describe every conflict of interest, situations that could cause a conflict of interest include:

•                  Doing business on behalf of the company directly or indirectly with family members,

•                  Having a financial interest in another company with whom we do business,

•                  Having a personal financial interest in any asset being acquired or disposed of by the company,

•                  Taking a second job,

•                  Managing your own business,

•                  Serving as a director of another business,

•                  Being a leader in some organizations, and

•                  Diverting a business opportunity from the Magyar Telekom Group to another company, whether or not that company is a direct competitor.

As an example, a conflict of interest may arise when we engage in other side activities that distract our attention from work performed for the company and erode our job performance.

If we are running our own business, its scope of activities may not, even in part, be identical with the activities of the Magyar Telekom Group member companies, because this would be a conflict of interest.

We may not initiate or accept contact or business activities on behalf of the company with businesses in which our relatives or we ourselves hold a direct or indirect financial interest.

We may not offer the services and products of Group member companies through an unofficial chain for our personal gain.

Any situation which appears likely to result in an apparent or actual conflict of interest must be adequately disclosed and reported in writing to your immediate supervisor in a timely manner.  In consultation with the Group Compliance Director, your supervisor will determine whether a potential conflict of interest exists and whether any corrective action must be taken.

Officers and members of the Board of Directors of the Magyar Telekom Group have an enhanced duty to review their personal and business relationships to determine if a potential conflict of interest exists.  Such persons are required to disclose any actual, potential or apparent conflicts of interest to the Chair of the Audit Committee.

All employees are required to comply with all of the provisions of the Group Directive on the rules of conflict of interest of employment (no. 6/2006) and Annexes, which may be found at Gemini/Dokinfo/vig-igut/1_vigut/Eng/2006.

If you have any questions about a situation you may have, please contact your supervisor, the Group Compliance Director, or the Magyar Telekom Ethicsline.

Corporate Opportunities for Personal Purposes

We will not personally benefit, directly or indirectly, from opportunities discovered through the use of corporate property, information or position. The use of corporate property, information or position for personal gain is prohibited. Employees, officers may not compete against the company, either directly or indirectly, and must advance the legitimate interest of the Magyar Telekom Group when the opportunity arises.

Loans to Executives

Unlawful extensions of credit by the Magyar Telekom Group in the form of personal loans to our executive officers are prohibited and may violate securities laws. All other loans by the Magyar Telekom Group to, or guarantees by the Magyar Telekom Group of obligations of, officers with the title of Chief Officer or above must be made in accordance with our established policies approved by our Supervisory Board or the Audit Committee.

Use of Drugs and Alcohol

Employees may not use, sell, possess, purchase or transfer  drugs on Magyar Telekom Group premises, in Magyar Telekom Group vehicles or during work hours. Alcohol consumption during work hours or on Magyar Telekom Group premises is also prohibited. The only exception is this prohibition is that alcohol may be consumed by persons of legal drinking age at Magyar Telekom Group-sponsored functions that are approved by a supervisor with the appropriate level of responsibility to authorize such functions. Employees also must not be under the influence of drugs or alcohol during work hours, regardless of when the drugs or alcohol were consumed. It is also a violation of this Code to sell, transfer or distribute personal prescription drugs on Magyar Telekom Group premises, in Magyar Telekom Group vehicles or during work hours.

Conduct with Fellow Employees

We work as a team; we set up and foster positive human relations. Consequently, the relationships we maintain with our colleagues have many ethical implications.

Cooperation

No employee of the Magyar Telekom Group may be discriminated against on the ground of his or her gender, age, ethnicity, religion, political affiliation, association with any interest representation organization or other properties or activities not connected with their work, or any characteristic protected by law.

We will not tolerate discrimination or harassment by anyone – managers, supervisors, co-workers, temporary workers, consultants, business partners, vendors or our customers.  This policy extends to every phase of the employment process, including: recruiting, selection/hiring, job assignment, transfer, promotion, demotion, layoff, adverse legal consequences due to breach of employment-related duties including termination, training, education, compensation and benefits.  If you observe conduct that you believe is discriminatory or harassing, or if you feel you have been the victim of discrimination or harassment, you should notify your supervisor, the Human Resources Branch, the Group Compliance Director, or report such activity via the Magyar Telekom Ethicsline.

Close cooperation is indispensable between the employees and organizations of the Magyar Telekom Group. The attitude of each employee of the Group should be based on mutual respect and shared interests in the common objectives.

We share the same objective with each and every employee: promote the successful operation of our member company, and through this, the entire Magyar Telekom Group. We must work by helping each other, not by fostering rivalry.

In view of the above, it is not ethical to incite rivalry among the employees or within the organizations, because the overall interest of the company requires employees to cooperate based on mutual respect.

In our work we have to strive to reveal problems and misconduct. We have to try to find solutions, not to seek scapegoats. If we criticize some practice or procedure, we must also try to propose a better solution so as to promote improved operations.

As managers, we have to base our cooperation with our subordinates on our professional experience, and not regard our position as a power exercise.

We must not request or direct our subordinates to do something that cannot be done without breaching this Code of Business Conduct and Ethics.

We must respect our non-smoking colleagues and only smoke in the dedicated smoking areas. In our other activities we also have to make every effort not to disturb our colleagues.

With our work or behavior we must not risk the health or physical wellbeing of our colleagues, and we must pay special attention to protecting our environment. You should follow all safety laws and regulations, as well as Magyar Telekom’s safety policies and procedures.  You should immediately report any accident, injury or unsafe equipment, practices or conditions to your supervisor.

We also have an obligation to carry out business activities in ways that preserve and promote a clean, safe, and healthy environment.  All employees must strictly comply with the letter and spirit of applicable environmental laws and the public policies they represent.  The consequences of failing to adhere to environmental laws and policies can be serious.  Magyar Telekom Group, as well as its employees, may be liable not only for the costs of cleaning up pollution, but also for significant civil and criminal penalties.  Each employee should make every effort to prevent violations from occurring and report any violations to his/her immediate supervisor, the Group Compliance Director, or the Magyar Telekom Ethicsline.

Data Protection

Magyar Telekom Group respects the privacy and dignity of all employees and will acquire and retain the personal information of its employees as is required for the operation of the company or as required by and in accordance with applicable law.

All employees are required to comply with all of the provisions of the Group Directive on the application of the Code of Conduct and its Side Letter for the Protection of the Individual’s Right to Privacy in the Handling of Personal Data within the Deutsche Telekom Group (Directive no. 20/2005 of the Chief Human Resources and Legal Officer) and Annexes as well as Directive No. 64/2005, including its Annexes and the respective executive decree on the Employee Data Protection and Data Security Rules regarding the protection of the personal data of the employees of Magyar Telekom Rt., which may be found at Gemini/Dokinfo/vig-igut/1_vigut/Eng/2005.

Internal Communication

The Magyar Telekom Group supports the internal (and external) communication of its employees with electronic means (e.g., electronic mail, Group Intranet, Internet access).

The general principles of use also apply to the use of these tools: the company provides these tools to the employees for business purposes.

We must not use the internal electronic mail system for excessive exchanges of private messages or to distribute “chain e-mails” because they may distract the employees’ attention from work or may violate their religious or other convictions, or public morals.

We must only classify our mail as important or high priority if such classification is justified and the importance of our message requires so. Otherwise the important messages (and other people’s important messages) will not get the necessary attention.

When making a contribution to an intranet forum, we should raise comments or questions preferably indicating our full name. If we elect to hide our identity for some reason, we still must formulate our opinion in such a way that it will not harm the reputation of Magyar Telekom Group or us.

We must make sure that the advertisements posted on an intranet forum are succinct. Always consider thoroughly before posting an advertisement whether it could, in any way, infringe Magyar Telekom Group interests.

It is unethical and prohibited to post in the Group intranet system the job listings or other advertisements of a competitor.

Accuracy of Company Records

All information you record or report on the company’s behalf, whether for our purposes or for third parties, must be done accurately and honestly.  All of Magyar Telekom Group’s records (especially accounts and financial statements) must be maintained in reasonable and appropriate detail, must be kept in a timely fashion, and must appropriately reflect our transactions.  Falsifying records or failing to record funds and assets is a severe offense and may result in prosecution and/or termination of employment.  When a payment is made, it can only be used for the purpose spelled out in the supporting document.

Information derived from our internal records forms the basis for financial statements provided to Magyar Telekom Group stockholders and investors as well as government agencies.  In addition, that information is subject to both internal and external audits.  Our accounting records must conform not only to Magyar Telekom Group internal control and disclosure procedures but also to generally accepted accounting principles (GAAP) and other laws and regulations, such as those of the United States Securities and Exchange Commission.

Our internal and external auditing functions help ensure that our financial books, records and accounts are accurate.  Therefore, you must provide our accounting department, internal auditing staff, Audit Committee and independent public accountants with all pertinent information that they may request and the information you provide must be accurate.  We encourage open lines of communication with our Audit Committee, accountants and auditors and require that all of our personnel cooperate with them to the maximum extent possible.  It is unlawful for you to fraudulently influence, induce, coerce, manipulate or mislead our independent public accountants.

All employees whose job function includes access to Magyar Telekom Group’s records must review, understand and comply with all applicable internal policies of Magyar Telekom Group, including the Magyar Telekom Group Foreign Corrupt Practices Act Policy, which may be accessed at Gemini/Dokinfo/vig-igut/1_vigut/Eng/2007 and if applicable to your position, Magyar Telekom Group Financial Code of Ethics to Treasury and Financial Managers , which may be accessed at Gemini/Dokinfo/vig-igut/1_vigut/Eng/2007.

If you are unsure about the accounting treatment of a transaction or believe that a transaction has been improperly recorded or you otherwise have a concern or complaint regarding an accounting matter, our internal accounting controls, or an audit matter, you should confer with your immediate supervisor or the Internal Audit Branch, or you may submit your concern, on an anonymous basis, to the Magyar Telekom Ethicsline or to the Audit Committee.

Document Management

Our records, including our business records, electronic records, and electronic messages, should be retained or discarded in accordance with our document management directives and all applicable laws and regulations. These directives, laws and regulations apply equally to all of our records, including formal reports as well as informal data such as drafts, e-mail, expense reports and internal memos. If the existence of a subpoena or a pending government investigation is known or reported to you, you should immediately contact the Legal Services Branch and you must retain all records that may pertain to the investigation or be responsive to the subpoena.  You are required to familiarize yourself and comply with the Magyar Telekom Group Directive on Document Management, which may be accessed at Gemini/Dokinfo/vig-igut/1_vigut/Eng/2007.

Administration of the Code

Magyar Telekom Group has adopted a Corporate Compliance Program to assist the company and its employees in complying with fundamental legal, regulatory, and ethical guidelines for conducting business, including the letter and spirit of the laws and rules discussed in this Code.  The Corporate Compliance Program is designed to convey, in no uncertain terms, the absolute commitment of Magyar Telekom to the highest standards of integrity.  The function of the Corporate Compliance Program is to ensure that Magyar Telekom conducts business with the highest level of awareness, training, commitment, and adherence to applicable laws and regulations by setting ethics and compliance standards, communicating those standards to company personnel, monitoring and auditing the standards, providing a mechanism for employees to report issues of concern to them, and maintaining an organizational structure that supports the furtherance of the Corporate Compliance Program.

Overall responsibility for the Corporate Compliance Program rests with the Supervisory Board, the Group Compliance Director and the Group Compliance Committee.  The Group Compliance Director and Group Compliance Committee are responsible for developing, issuing, and monitoring ethics and compliance-related policies.

All employees are required to review and familiarize themselves with the Magyar Telekom Group Corporate Compliance Program, which may be accessed at Gemini/Dokinfo/vig-igut/1_vigut/Eng/2007. The Magyar Telekom Group Corporate Compliance Program provides the structure of Magyar Telekom Group’s compliance regime as well as training, monitoring and enforcement procedures.

Reporting System

We take this Code seriously and consider its enforcement to be among our highest priorities, but we also acknowledge that it is sometimes difficult to know right from wrong.  That’s why we encourage open communication.  When in doubt, ask.  Whenever you have a question or concern, are unsure about what the appropriate course of action is, or if you believe that a violation of the law or this Code has occurred:

•                  You should talk with your immediate supervisor or one of the contacts named by your organizational unit.  He or she may have the information you need, or may be able to refer the matter to an appropriate source, including the Group Compliance Director or the Legal Services Branch, as circumstances warrant.

•                  Alternatively, you may go directly to the Group Compliance Director with your concern if you think that would be the best course of action to take.

•                  If you are uncomfortable talking with anyone directly, at least initially, you may pose questions or report questionable activities using the Magyar Telekom Ethicsline at + 36 1 458 7780.  The Hotline is available 24 hours a day, 365 days a year.  Calls to the Magyar Telekom Ethicsline may be made anonymously.  Employees may also submit questions and reports via email at mukodesikodex@telekom.hu.  Every reasonable effort will be made to protect the confidentiality of the reporting employee if requested.  The Group Compliance Director is responsible for initiating preliminary inquiries after receiving reports of possible misconduct, and escalating the inquiry as appropriate, with the assistance of legal counsel, as necessary.

•                  In addition, if you have concerns or complaints about personnel issues, you may confer with the Human Resources Branch, and if you have concerns or complaints about accounting or audit matters or our internal accounting controls, you may confer with our Chief Financial Officer, Internal Audit Branch or you may submit your concern or complaint via the Magyar Telekom Ethicsline.

Magyar Telekom Group will not retaliate against anyone who, in good faith, notifies the company of a possible violation of law or this Code, nor will we tolerate any harassment or intimidation of any employee who reports a suspected violation.  In addition, there are “whistleblower” laws that are designed to protect employees from discrimination or harassment for providing information to the company or governmental authorities, under certain circumstances, with respect to certain laws such as those governing workplace safety, the environment, securities fraud and laws relating to fraud against stockholders.

Due to the extensive regulation of accounting and financial controls by governmental authorities, the Magyar Telekom Group has established a specific procedure for reporting, processing and investigating complaints related to violations of the Code with respect to accounting, financial reporting and audit-related issues.  All employees are required to review, understand and comply with the procedures for the treatment of complaints and comments regarding accounting, financial and auditing matters, which is attached to this Code as Annex C.

Investigation

Following receipt of a suspected policy violation, the Group Compliance Director, in consultation with the appropriate Group Compliance Committee member(s) who is(are) the subject matter expert(s) within the compliance discipline at issue, will determine whether additional investigation needs to be conducted and which member(s) of the Group Compliance Committee will be responsible for overseeing the investigation.  The Group Compliance Director, upon consultation with the appropriate Group Compliance Committee member(s) may retain counsel (corporate or outside) to advise and assist in such investigation.  The Group Compliance Director and appropriate Group Compliance Committee member(s) will conduct such investigation until sufficient information is generated on which to base a judgment as to whether a criminal or corporate policy violation has occurred.  All employees are required to cooperate with investigations by the Group Compliance Director and the Group Compliance Committee.

Full descriptions of the procedures for investigating complaints and violations of the Magyar Telekom Group policies, codes and directives are attached to this Code as Annex B (non-accounting, financial and auditing matters) and Annex C (accounting, financial and auditing matters).

Disciplinary Measures

Disciplinary measures against violators of this company policy, which is a labor regulation, shall be taken in accordance with the Labor Law of the Republic of Hungary and internal company policies.

The sanction applied will depend on the seriousness of the act or the culpability of the employee and may include the following: oral or written warning, other negative legal consequences of non-compliance of the employee with an employment-related obligation, termination of employment or any other legal enforcement in compliance with the legal and internal regulations and reporting of such conduct to the appropriate authorities.

If deemed appropriate, the Magyar Telekom Group will submit a claim for damages from the employee.

Waiver

Any substantive amendment or waiver of this Code of Business Conduct and Ethics, or any internal policy or regulation of Magyar Telekom Group, particularly applicable to or directed at a member of the Board of Directors or the chief executive officer, chief financial officer, controller, or persons performing similar functions may be made only after approval by the Board of Directors or Supervisory Board, and will be disclosed as required by applicable law or applicable stock exchange regulations. Any waiver of this Code of Business Conduct and Ethics applicable to or directed at any other person may only be granted by the Group Compliance Director with written notice to the Chair of the Audit Committee.

Updating the Corporate Compliance Program

Because laws, regulations and contractual requirements are subject to change, a key component of the Corporate Compliance Program will be an annual review of Magyar Telekom Group’s compliance policies and procedures, including those set forth in the Code of Business Conduct and Ethics.  The Group Compliance Director and Group Compliance Committee will make revisions to policies and/or procedures as necessary.  All revised policies and procedures will then be distributed to Magyar Telekom Group employees.  Any recommendations for revisions to a Magyar Telekom Group compliance policy or procedure should be made to the Group Compliance Director.

Helpful Contact Information

Magyar Telekom Group offers numerous resources to aid its employees, consultants, agents, representatives, customers, suppliers and other business partners in complying with the ethical guidelines outlined in this Code of Business Conduct and Ethics.  In addition to your immediate supervisor, you may contact the office of the Group Compliance Director or the Magyar Telekom Ethicsline with any questions, comments or concerns.

In addition, you may contact the following resources to report and/or resolve any concerns or questions: Group Compliance Director, Magyar Telekom Ethicsline, Internal Audit Branch, Group Legal Services Branch, Investor Relations Branch, and Group Human Resources Branch.

Clause

Any employee, contracted partner and customer may read the text of the Code of Business Conduct and Ethics at any time.

Every new and current employee and officer shall acknowledge the Code of Business Conduct and Ethics with his or her signature.

The managers exercising employer’s rights are responsible for having the employees learn the Code of Business Conduct and Ethics and comply with its contents.

Annex A – Frequently Asked Questions

What should I do when a customer angrily complains about an error of our service?

•                  Ask him to specify the nature of the error / failure.

•                  Ask whether you have correctly understood the complaint.

•                  Outline the process of the solution, when and what will be done to solve the problem.

•                  Begin repairing the problem without delay.

•                  If you are not able to help (e.g., because the problem does not belong to your practice area), offer your help to contact the competent colleague directly.

What should I do when an employee of a competitor wants to release or sell me confidential information about his company?

•                  Refuse firmly.

•                  Promptly inform your manager who will take necessary steps.

What should I do when a friend requests me to release to him information classified as confidential by my company?

•                  Tell him you are not able to share the requested information, because

•                  you are not authorized to do so, or it is expressly prohibited,

•                  such an act may have adverse legal consequences for us, and

•                  such an act would violate the interests of our company, and through them, the interests of the entire Group.

•                  You may share with your friends publicly available information or may help them search for such information (e.g. in newspapers, advertisements, on the Magyar Telekom Group home page, etc.)

What should I do when a relative asks me to favor him at a supplier tender?

•                  Reject the request politely but firmly.

•                  Inform him that his request is against the internal rules and

•                  The process of selection of the subcontractors precludes the possibility of granting his request.

What should I do if I find the advertisement of a competitor company in the job advertisements column?

•                  Contact the web editor who moderates the intranet forum in question by phone, personally or by electronic mail.

•                  Ask him to delete the advertisement.

Annex B – Procedures for Investigating Complaints and Violations of Magyar Telekom Group Policies, Codes and Directives

All employees and stakeholders are requested to report violations of the Magyar Telekom Group policies, codes and directives.

This Annex contains the procedural rules pertaining to receiving, deciding upon and managing complaints made in connection with the violation of the provisions of Magyar Telekom Group policies, codes and directives (“complaints”).

1.               Scope of the Matters Under Investigation

The procedure applies to complaints made in connection with the violation of the provisions of Magyar Telekom Group policies, codes and directives, to the investigation of the complaints, to the eventual legal consequences and to the imposition thereof.

During such procedure, the applicable labor and data protection rules shall be taken into account.

2.               Procedural Guarantees/Safeguards

Receiving, investigating and managing complaints shall be made in strict confidence.

Magyar Telekom Group guarantees that the identity of the employee making the complaint will be kept in confidence during and after the procedure.

Magyar Telekom Group will not impose legal measures against any employee making a complaint based upon legitimate suspicions of nefarious conduct.

Only the employees of the Ethicsline and the employees participating in the investigation of the complaint have access to the personal data of the employee making the complaint and to the content of the complaint. These employees shall manage such personal data in confidence, for a specified purpose, and shall protect this data in a way which is equivalent to the protection of business secrets.

The investigation, and the management of data in the course thereof, may not harm the personal rights of the person submitting the complaint, nor the employee affected by the complaint.

3.               Submitting Complaints

3.1                                 Form of Submitting Complaints

Complaints can be submitted by phone, fax, letter, e-mail or via the Intranet to the Magyar Telekom Ethicsline. The availability of the Magyar Telekom Ethicsline is set out in the Code of Business Conduct and Ethics.

Complaints may be submitted anonymously.

Complaints may be submitted in Hungarian, or in the case of a foreign employee, in English or the primary language spoken at the member company at which the employee is based.

Employees may contact also contact the following persons, as set out in the Code of Business Conduct and Ethics:

•                  Immediate or indirect superiors,

•                  Contacts named by the organizational units,

•                  In the case of complaints/reports regarding accounting issues, the head of the Internal Audit Branch, or

•                  Group Compliance Director

3.2                                 Mandatory Elements of the Complaints

The complaint is suitable for investigation if it contains:

•                  name and data suitable to identify unambiguously the employee affected by the complaint (e.g. organizational unit, availability)

•                  description of the complained activity or default,

•                  date of the commissioning and duration of the complained activity or default, and/or

•                  venue of commissioning of the complained activity or default.

4.               Registering and Forwarding the Complaints

The complaints submitted to the Magyar Telekom Ethicsline are received and registered by the Ethicsline employee – as the designated person of the Group Compliance Director. He/she takes care of forwarding the complaint for investigation within three business days upon the receipt, if the conditions to initiate an investigation are met.

4.1                                 Registering the Complaints

The Magyar Telekom Ethicsline employee registers all complaints made, irrespective as to whether they are suitable for investigation or not.

The registration of each complaint contains the following information:

•                  date of making the complaint and form of the submission (phone, fax, e-mail, letter),

•                  name and other relevant personal data of the employee making the complaint, if he/she provides such information upon making the complaint,

•                  name and other data suitable to identify the employee affected by the complaint (e.g. organizational unit, availability etc.),

•                  description of the complained activity or default,

•                  date of commissioning of and duration of the complained activity or default,

•                  venue of commissioning of the complained activity or default,

•                  date of the registration,

•                  measure(s)/action(s) taken, indicating the date thereof.

Additionally, the registration contains all information, measure/action and decision(s) related to the given case.

If any of the above data is not available, the Magyar Telekom Ethicsline employee registers this fact.

All complaints and the copies of the related documents shall be kept in accordance with the document storage regulations effective from time to time.

4.2                                 Forwarding the Complaints for Investigation

The Magyar Telekom Ethicsline employee, or other individual initially contacted by the employee, will forward the complaint to the Group Compliance Director.

5.               Investigation and Decision-Making Phase

Following receipt of a suspected policy violation, the Group Compliance Director, in consultation with the appropriate Group Compliance Committee member(s) who is(are) the subject matter expert(s) within the compliance discipline at issue, will determine whether additional investigation needs to be conducted and which member(s) of the Group Compliance Committee will be responsible for overseeing the investigation.  The Group Compliance Director, upon consultation with the appropriate Group Compliance Committee member(s) may retain counsel (corporate or outside) to advise and assist in such investigation.

The Group Compliance Director and appropriate Group Compliance Committee member(s) will continue such investigation until sufficient information is generated on which to base a judgment as to whether a criminal or corporate policy violation has occurred.

All employees are required to comply with investigations of the Group Compliance Director and the Group Compliance Committee.

As a result of the investigation, the Group Compliance Director will close the investigation, adopt the necessary measures, and/or initiate the adoption of the necessary measures.

The Group Compliance Director will inform the Audit Committee on a quarterly basis about the cases occurred in the relevant period.

5.1           Rules of the Investigation

The purpose of the investigation phase is

•                  to determine the credibility of the complaint, and/or

•                  to clarify that the complained activity or default qualifies as a violation of Magyar Telekom Group policies, codes and directives.

The investigation may not go beyond the content of the complaint.

After receiving the complaint, the Group Compliance Director, in consultation with the appropriate Group Compliance Committee member(s) who is(are) the subject matter expert(s) within the compliance discipline at issue, shall start the investigation without delay.

During the course of the investigation, the Group Compliance Director and/or the relevant Group Compliance Committee member(s):

•                  shall hear the employee affected by the complaint, and shall let him/her to present his/her defense, and

•                  may, amongst other things, involve other employees and experts to help  clarify the nature and circumstances at issue in the complaint.

For the sake of the prudent and comprehensive investigation, the participants of the investigation have the right to adopt all necessary measures/actions and to inspect all documents and papers connected to the matter.

5.2           Closing the Investigation

As a result of the investigation, the Group Compliance Director closes the investigation if, based on the revealed facts, it can be determined that

•                  the activity or default affected by the complaint does not qualify as a violation of a policy, code or directive of the Magyar Telekom Group, or relevant law or regulation,

•                  the activity or default qualifies as the violation of a policy, code or directive of the Magyar Telekom Group, however, it is so insignificant that the closing of the investigation is justifiable,

•                  the activity or default was not committed by the employee, or

•                  in lack of evidence or due to other reasons specified by law (exceeding the objective deadline), the consequence specified in Section 5.3 is not possible.

5.3           Measures Which May Be Applied Upon Violation of a Policy, Code or Directive of the Magyar Telekom Group

5.3.1            The investigating person or team from the Group Compliance Committee will issue conclusions and directions for further action and discipline. Any remedial action or discipline must be adequate to ensure future compliance with Magyar Telekom policies by all employees. This may include, for example, remedial training, notice to employees, clarification of Magyar Telekom policies and/or discipline.

5.3.2            In determining appropriate discipline, the following factors should be considered:

•                  The severity of the violation;

•                  The employee’s awareness that his or her actions violated policy;

•                  Other instances of policy violations or inappropriate conduct;

•                  The likelihood of repeat violations;

•                  The employee’s leadership position in terms of role modeling and fiduciary responsibility to ensure policy compliance;

•                  Honesty in connection with the investigation, including voluntary disclosure of relevant information; and

•                  Mitigating and other appropriate factors.

Discipline for policy violations may include counseling, verbal or written warning, suspension of employment, termination of employment or other appropriate measures.

5.3.3            The Group Compliance Committee, by and through its membership, is responsible for ensuring that remedial actions and discipline are undertaken and are consistent across the Company and adequately tailored to ensure compliance with Magyar Telekom policies.

5.3.4            The Group Compliance Director will review the matter with the members of the Group Compliance Committee at the next scheduled Group Compliance Committee meeting following the conclusion of the investigation of the matter to determine what corrective action is appropriate, including publication of a description of the violation and subsequent investigation, to avoid a recurrence of the violation or similar violations and what changes to the Corporate Compliance Program may be appropriate in light of the violation.

6.     Labor Law Consequences

Legal consequences (including, but not limited to, warning by the company, detrimental legal consequences specified by Collective Contract(1), or ordinary or extraordinary termination of employment) for violating the provisions of a policy, code or directive of the Magyar Telekom Group can be applied if the violation of rule simultaneously qualifies as willful or negligent violation of obligations deriving from the employment relationship.

During the course of applying the legal consequence, the Magyar Telekom Group shall comply with the procedural rules, deadlines and provisions safeguarding the employee’s rights of the Labor Code and internal regulations of the company.

In the event that an employee or agent of Magyar Telekom is found to have violated laws, rules, policies, regulations, the Code of Business Conduct and Ethics, or this Corporate Compliance Program, the Company may submit a report of such violation to the appropriate governmental authority.

7.     Recordkeeping

A record of each report received, along with copies of any documents related to the investigation, if applicable, regardless of the disposition or nature of the alleged violation or the manner in which such report was received, will be kept in the Corporate Compliance Program files in the office of the Group Compliance Director.

(1) In case of group companies where there is a Collective Contract.

Annex C – Procedures for the Treatment of Complaints and Comments Regarding Accounting, Financial and Auditing Matters

In order to comply with all applicable securities laws and regulations, accounting standards and practices, the Magyar Telekom Group (the “company”) has implemented a set of procedures to allow any employee of the company to submit a complaint, comment or statement of concern (hereinafter: a “comment”) regarding accounting, internal accounting controls, financial or auditing matters to the company (hereinafter: “accounting matters”). Third parties may also submit comments in accordance with the procedures set forth herein.

1.     General Principles

1.1           All persons involved in performing any actions in connection with these procedures shall preserve, to the greatest extent possible in view of their duties under these procedures, the confidentiality and anonymity of all comments and all information, documents and actions generated in the course of the treatment of such comments.

1.2           If any person performing any action under these procedures becomes aware, at any time, of any reason that would interfere with the performance of his or her responsibilities hereunder in an objective and impartial manner, then such person must immediately inform the Director of Internal Audit Branch of that circumstance. The Director of Internal Audit Branch shall provide for suitable arrangements that would ensure that the comment is appropriately treated in accordance with these procedures.

2.     Scope of Matters Covered by These Procedures

These procedures relate to comments regarding accounting matters including, without limitation, the following circumstances:

•                  fraud, misconduct or deliberate error in the preparation, evaluation, review or audit of any financial statement of the company;

•                  fraud, misconduct or deliberate error in the recording and maintaining of financial records of the company;

•                  deficiencies in or non-compliance with the company’s internal accounting controls;

•                  misrepresentations or false statements made to a senior officer, internal auditor, external auditor or accountant, or misrepresentations or false statements made by any such person, regarding a matter contained in the financial records, financial reports or audit reports of the company;

•                  deviations from full and fair reporting of the company’s financial condition;

•                  the violation or attempted violation of any policy of the company relating to accounting matters; and

•                  the coercing, manipulating, misleading or fraudulently influencing of auditors by officers  or persons under their control when such person knew or should have known that the action, if successful, could result in rendering the company’s financial statements materially misleading.

3.     Submission of Comments

3.1           Employees may submit comments in writing only (excluding electronic mail and telefax). Measures will be implemented to protect the confidentiality and anonymity of comments, as required by Section 3.4 below.

3.2           A comment may be composed in the native language or customary business language used by the person submitting the comment.

3.3           Except as otherwise expressly provided, comments will be submitted to the person appointed by the Director of Internal Audit Branch who shall inform the Director of Internal Audit Branch, Group Compliance Director, and the Chief Executive Officer of the receipt of each comment.

3.4           All comments submitted by employees relating to accounting matters shall be kept confidential and anonymous without any limitation of time, except as disclosure of the same may be necessary in connection with a legal or official proceeding or as otherwise required by applicable law or regulation. Comments from third parties will be treated confidentially, but not anonymously. In case of comments which are not to be handled so as to protect the anonymity of the comment, the provisions of applicable data protection law shall be applied.

The Director of Internal Audit Branch will be primarily responsible for protecting the confidentiality and anonymity, if applicable, of comments. The Director of Internal Audit Branch limits access to comments and related documentation to the persons involved in the handling and investigation of the comment and to the Group Compliance Director and Chief Executive Officer in accordance with these procedures.

4.     Initial Processing

4.1           Each comment shall be registered by the person appointed by the Director of Internal Audit Branch. All information, measures and decisions with respect to a comment will be documented in this registry. Only those persons involved with the review and investigation of a comment, and the Chairman of the Supervisory Board may have access to the registry.

4.2           Copies of comments and all documents relating to them will be retained for such time periods prescribed by applicable internal regulation and law.

4.3           The Director of Internal Audit Branch will promptly review each comment as soon as practicable following its submission by an employee or third party. The Director of Internal Audit Branch will make an initial determination whether the comment relates to an accounting matter.

4.3.1        If the Director of Internal Audit Branch determines that a comment does not involve an accounting matter, then the comment will be transferred to the Group Compliance Director for review and, if appropriate, investigation. The Group Compliance Director shall respect the confidentiality and, if applicable, the anonymity of that comment.

4.3.2        If the Director of Internal Audit Branch concludes that a comment relating to an accounting matter is so wholly lacking in substance and credibility that it does not warrant further review, he or she may terminate any further treatment of the comment. The Director of Internal Audit Branch shall inform the Group Compliance Director, Chief Executive Officer and the Chairman of the Supervisory Board promptly in the event of such decision. The Group Compliance Director, Chief Executive Officer and the Chairman of the Supervisory Board shall have the authority to review initial determinations, and to direct investigation even if the Director of Internal Audit Branch terminated the procedure.

5.     First Level Review

5.1           If it is determined by the Director of Internal Audit Branch that a comment relates to an accounting matter, then he or she shall, after making that determination, promptly escalate the comment to First Level Review. In order to maintain confidentiality, the Director of internal Audit Branch shall conduct such review confidentially and without the involvement of any other officers or employees of the company except for those officers and employees whose assistance is deemed necessary for the First Level Review. Further, those persons shall not disclose, or be required to disclose, any facts or information regarding such review to any officer or employee of the company.

The Director of Internal Audit Branch, while conducting the First Level Review may, as appropriate for a thorough and adequate investigation of the comment, engage other person(s), including external experts and advisors with relevant expertise. The persons involved in the First Level Review shall have the authority to undertake all reasonable measures necessary to conduct a thorough and adequate investigation, including having access to (1) employees and management of the company and, to the extent possible, to third parties, and (2) to relevant company documents and records.

5.2           A First Level Review of a comment shall consist of (1) review and investigation of the matters contained in the comment, and of any other facts or documents that may relate to it; (2) determination of the credibility of the comment; and (3) termination of the investigation, if further measures seem to be unnecessary on the basis of findings connected to the comment. In the event of termination of the procedure, the Director of Internal Audit Branch shall inform the Group Compliance Director, Chief Executive Officer and the Chairman of the Supervisory Board.

Absent exigent circumstances, the results of the First Level Review will be delivered in writing to the Group Compliance Director, Chief Executive Officer and the Chairman of the Supervisory Board within sixty (60) days of the starting date of the procedure. Such time period may be extended once by the Director of Internal Audit Branch by reporting the extension simultaneously to the Group Compliance Director, Chief Executive Officer and the Chairman of the Supervisory Board.

6.     Second Level Review

6.1           The Group Compliance Director - in agreement with the Chief Executive Officer and Chairman of the Supervisory Board - shall cause such further review, investigation or analysis of the comment as he or she may consider necessary. The Group Compliance Director may engage additional person(s) in such review and investigation, including any members of the Group Compliance Committee, any persons involved in the First Level Review and any external experts and advisors with relevant expertise. Under special circumstances, the Group Compliance Director may require that a Second Level Review be conducted exclusively by external persons. The Group Compliance Director may provide those persons conducting a Second Level Review with the authorization to undertake all reasonable measures necessary to conduct a thorough and adequate investigation, including having access to (1) employees and management of the company and, to the extent possible, to third parties, and (2) to relevant company documents and records.

6.2           The result of a Second Level Review shall consist of a written report containing (1) findings concerning the allegations of the comment and where appropriate mandatory provisions in accordance with the applicable directives of the company, (2) recommended measures for remedial action as appropriate in accordance with applicable law, and (3) recommendations for implementation of such measures.

After the termination of the Second Level Procedure, the Chief Executive Officer and Chairman of the Supervisory Board shall be informed. In the event the Group Compliance Director - in agreement with the Chief Executive Officer and the Chairman of the Supervisory Board - determines that no remedial action is necessary or appropriate with respect to a comment, then the investigation of the comment shall be deemed terminated upon completion of the above-referenced decision.

7.     Compliance with Law

7.1           All activities, including the conduct of all reviews and investigations required by these procedures, shall be conducted in full compliance with all applicable laws and regulations.

7.2           The company will not impose sanctions of labor law or other kind (i.e. discharge or threatening with discharge) upon an employee based upon any lawful actions of such employee with respect to good faith reporting of comments regarding accounting matters.

Annex D – Declaration about the knowledge of the Magyar Telekom Group Group Code of Business Conduct and Ethics

Employee declaration

I acknowledge that I have read the Magyar Telekom Group Code of Business Conduct and Ethics (the “Code”) and understand my responsibilities under it. I further acknowledge and agree that I will follow the compliance procedures described in the Code (under the section entitled Administration of the Code) if I have any questions or concerns, including questions or concerns about my responsibilities under the Code, what the appropriate course of action in a particular situation might be, or if I believe that a violation of the law or the Code has occurred.

Name of the employee:

Position:

Organizational unit:

Date:

employee signature

Certification by the superior

The superiors exercising the employers’ rights are responsible to ensure that their employees read, understand and comply with the provisions of the Code. The immediate superior or other authorized person must certify that the above employee has had the opportunity to read the Code and s/he acknowledged this by his/her signature.

Name of the immediate superior or other authorized person:

Position:

Organizational unit:

Date:

signature of the superior

Dear Superior,

Please forward this document to the Group Compliance Director.